                                                                   Exhibit 99(a)


COMPUTER HORIZONS CORP.
22 MAY 1998

            NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR
             PART IN OR INTO THE UNITED STATES, CANADA, AUSTRALIA OR
                                     JAPAN

                             COMPUTER HORIZONS CORP.
                                RECOMMENDED OFFER
                                       FOR
                              SPARGO CONSULTING PLC

                                     SUMMARY

     - Computer Horizons and Spargo are pleased to announce the terms of a recommended share for share offer for Spargo, which, on the basis set out in the full text of this announcement, values each Spargo Share at approximately 324p and the whole of Spargo at approximately pound sterling41.3 million on a fully diluted basis.

     - The Offer value of 324p, on the basis set out in the full text of this announcement, represents a premium of approximately 12 per cent. over the closing middle market price of 290p per Spargo Share as derived from SEDOL on 6 May 1998, the day before the announcement by Spargo that it had received an approach that might or might not lead to an agreed merger proposal, and a premium of approximately 8 per cent. over the closing middle market price of 301p per Spargo Share as derived from SEDOL on 21 May 1998, the day before this announcement. The Offer value represents a multiple of 35 times Spargo's reported earnings per share for the year ended 31 December 1997.

     - Irrevocable undertakings to accept the Offer have been received in respect of all the Spargo Shares currently in issue in which Spargo Directors are interested (including Spargo Shares held, directly or indirectly, by or in trust for the benefit of members of their families) amounting in total to 9,376,500 Spargo Shares, representing approximately 75.01 per cent. of Spargo's issued share capital.

     - Commenting on the Offer, John J. Cassese, President and Chairman of Computer Horizons, said: "The acquisition of Spargo will help Computer Horizons respond to the rapid growth in demand for our services in the UK, complementing our existing strength in the US market. Spargo brings with it considerable infrastructure and an experienced management team which will be invaluable in developing Computer Horizons' activities outside the US."

     - Bob Morton, Chairman of Spargo, said: "Spargo has built itself into one of the leading information technology service providers in the UK offering a range of services to our blue chip client base. Our merger with Computer Horizons will allow us to expand and develop the range of services that we can offer and provide the resources to support our growing client base whilst enhancing the quality of service that we provide."

This summary should be read in conjunction with the attached announcement.

A Registration Statement relating to the Offer and the New Computer Horizons Common Stock to be issued as consideration under the Offer will be filed today with the SEC. Such New Computer Horizons Common Stock may not be sold in the United States nor may the offer be accepted prior to the time such Registration Statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an Offer to buy such New Computer Horizons Common Stock. The making of the Offer, and the posting of the Offer Document, are conditional on that Registration Statement becoming effective.

The Offer will not be made, directly or indirectly, in or into the United States, Canada, Australia or Japan. Copies of this announcement are not being, and must not be, made available or distributed in or into the United States, Canada, Australia or Japan.

Enquiries:

Computer Horizons
         Bill Murphy                        001 973 299 4000
         Dennis Divenuta                    001 973 299 4000

Broadview Associates
         Patrick Seely                      0171 290 8500
         Julian Culhane                     0171 290 8500

Spargo
         Bob Morton                         0171 538 3388
         Tony Spargo                        0171 538 3388

Peel Hunt
         Adam Hart                          0171 418 8900


Broadview Associates, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Computer Horizons and no-one else in connection with the Offer and will not be responsible to anyone other than Computer Horizons for providing the protections afforded to customers of Broadview Associates or for giving advice in relation to the Offer or any other matter referred to herein.

Peel Hunt, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Spargo and no-one else in connection with the Offer and will not be responsible to anyone other than Spargo for providing the protections afforded to customers of Peel Hunt or for giving advice in relation to the Offer or any other matter referred to herein.

            NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR
            PART IN OR INTO THE UNITED STATES, CANADA, AUSTRALIA OR
                                     JAPAN

22 MAY 1998

                             COMPUTER HORIZONS CORP.
                                RECOMMENDED OFFER
                                       FOR
                              SPARGO CONSULTING PLC


1.       INTRODUCTION

The Boards of Computer Horizons and Spargo are pleased to announce that agreement has been reached on the terms of a recommended share for share offer to be made by Broadview Associates on behalf of Computer Horizons for the whole of the share capital of Spargo.

On the basis set out in paragraph 2 below, the Offer value of 324p per Spargo Share represents a premium of approximately 12 per cent. over the closing middle market price of 290p per Spargo Share as derived from SEDOL on 6 May 1998, the day before the announcement by Spargo that it had received an approach that might or might not lead to an agreed merger proposal, and a premium of approximately 8 per cent. over the closing middle market price of 301p per Spargo Share as derived from SEDOL on 21 May 1998, the day before this announcement. The Offer value represents a multiple of 35 times Spargo's reported earnings per share for the year ended 31 December 1997.

The Board of Spargo, which has been so advised by Peel Hunt, considers the terms of the Offer to be fair and reasonable. Accordingly, the Directors of Spargo intend unanimously to recommend Spargo Shareholders to accept the Offer. In providing advice to the Board of Spargo, Peel Hunt has taken into account the commercial assessments of the Directors of Spargo.

Irrevocable undertakings to accept the Offer have been received in respect of all the Spargo Shares currently in issue in which Spargo Directors are interested (including Spargo Shares held, directly or indirectly, by or in trust for the benefit of members of their families) amounting in total to 9,376,500 Spargo Shares, representing approximately 75.01 per cent. of Spargo's issued share capital.


2.       THE OFFER

The making of the Offer, and the posting of the Offer Document, are conditional on the Registration Statement, which will be filed with the SEC today, becoming effective. Subject to the satisfaction of that condition, the Offer will be made on, and subject to, the conditions and principal further terms set out in Appendix I to this announcement, and on the following basis:

FOR EACH SPARGO SHARE                    0.15096 OF A SHARE OF COMPUTER HORIZONS
                                                                    COMMON STOCK

Based on the closing Computer Horizons Common Stock price on NASDAQ on 21 May 1998 (the day before this announcement) and the Illustrative Exchange Rate, the sterling equivalent value of the Offer would be approximately 324p per Spargo Share. This would represent a premium of approximately 12 per cent. over the closing middle market price of 290p per Spargo Share as derived from SEDOL on 6 May 1998, the day before the announcement by Spargo that it had received an approach that might or might not lead to an agreed merger proposal, and a premium of approximately 8 per cent. over the closing middle market price of 301p per Spargo Share as derived from SEDOL on 21 May 1998.

If the Offer becomes or is declared unconditional in all respects, fractions of shares of Computer Horizons Common Stock will not be issued to accepting Spargo Shareholders who will instead receive from Computer Horizons an amount in cash (in sterling calculated at the Settlement Exchange Rate) in lieu of any entitlements to fractions of a share of Computer Horizons Common Stock. However, individual entitlements of less than pound sterling3.00 will not be paid to Spargo Shareholders but wIll be retained for the benefit of the Enlarged Computer Horizons Group.


3.       DEALING FACILITY

The New Computer Horizons Common Stock will be traded on NASDAQ but will not be listed or traded on the LSE. Since Spargo Shareholders may not be able to deal easily or economically in the US market, it is anticipated that Spargo Shareholders should, shortly after the Offer Document is posted, receive information regarding a dealing facility developed by IRG Trustees Limited using the services of BT Alex. Brown Inc.. This arrangement will enable Spargo Shareholders who wish to sell all of their New Computer Horizons Common Stock to deal through BT Alex. Brown Inc..


4.       FINANCIAL EFFECTS OF THE OFFER

(a)      CAPITAL VALUE

The following table, which is for illustrative purposes only, shows, on the bases set out in the Notes to the table, the increase in capital value under the Offer for a holder of 100 Spargo Shares who accepts the Offer if the Offer becomes or is declared unconditional in all respects:

      Sterling equivalent value of New Computer Horizons     pound sterling 324
      Common Stock issued in exchange for
      100 Spargo Shares under the Offer (i)

      Market value of 100 Spargo Shares (ii)                 pound sterling 290


      Increase in value (iii)                                pound sterling 34

      Percentage increase (iii)                              11.7 per cent.

Notes:

 (i) The sterling equivalent value of New Computer Horizons Common Stock is based on the closing price of Computer Horizons Common Stock on NASDAQ of $35.0625 on 21 May 1998, the day before this announcement, and the Illustrative Exchange Rate.

 (ii) The market value attributed to one Spargo Share is based on the closing middle market price of 290p as derived from SEDOL on 6 May 1998, the day before the announcement by Spargo that it had received an approach that might or might not lead to an agreed merger proposal.

 (iii) No account has been taken of any liability to taxation or for the treatment of fractional entitlements to Computer Horizons Common Stock.

(b)      INCOME

Computer Horizons intends to continue its policy of retaining earnings for use in its operations and in the expansion of its business and therefore does not anticipate paying any cash dividends or making any other form of distribution of income for the foreseeable future. Historically, Computer Horizons has never paid a cash dividend.

For the year ended 31 December 1997, a holder of 100 Spargo Shares would have received net dividend income totalling pound sterling6.00.


5.       SPARGO SHARE OPTION SCHEME

The Offer will extend to any Spargo Shares which are issued or unconditionally allotted while the Offer remains open for acceptance, including any such shares issued or unconditionally allotted as a result of the exercise of options granted under the Spargo Share Option Scheme.

If the Offer becomes or is declared unconditional in all respects, under the rules of the Spargo Share Option Scheme all outstanding options will (irrespective of their date of grant) become exercisable.

Appropriate proposals reflecting the terms of the Offer will be made in due course to participants in the Spargo Share Option Scheme if the Offer becomes or is declared unconditional in all respects.


6.       ACCOUNTING TREATMENT

POOLING OF INTERESTS

It will be a condition of the Offer that Computer Horizons receives a letter from Grant Thornton, Computer Horizons's auditors, dated as of the date on which the Offer otherwise becomes or is declared unconditional in all respects, confirming that they continue to concur with Computer Horizons management's conclusion that the acquisition of Spargo may be accounted for as a pooling of interests under US GAAP.

Grant Thornton have confirmed to Computer Horizons as of the date of this announcement that they concur with Computer Horizons management's current conclusion that the acquisition of Spargo may be accounted for as a pooling of interests under US GAAP.

AFFILIATE AGREEMENTS

In order that the acquisition of Spargo may be treated as a pooling of interests under US GAAP, the Directors of Spargo and certain persons associated with them have entered into Affiliate Agreements with Computer Horizons in respect of a total of 9,376,500 Spargo Shares (representing approximately 75.01 per cent. of Spargo's issued share capital). Under the terms of the Affiliate Agreements, the Affiliates agree not to deal in their Spargo Shares (other than to accept the Offer) or their New Computer Horizons Common Stock until Computer Horizons has published financial statements incorporating at least 30 days of combined operations of Computer Horizons and Spargo. Financial statements reflecting the combined operations of Computer Horizons and Spargo are required to be included in Computer Horizons' Quarterly Report on Form 10-Q, filed with the SEC, for the quarter in which the Offer becomes or is declared unconditional in all respects.


7.       INFORMATION REGARDING COMPUTER HORIZONS

Computer Horizons is a diversified information technology services and products company providing its clients with resource augmentation and advanced technology solutions to business problems through applications development, client/server migration, network management, emerging technologies and legacy systems maintenance, including "Year 2000" services.

Computer Horizons employs over 4,000 people across an international network of 45 offices with regional headquarters in Detroit, Cincinnati, Toronto and London. Computer Horizons' clients include AT&T, Chase Manhattan Corporation, Citicorp, Dow Chemical Company, Florida Power & Light Company, Ford Motor Company, International Business Machines Corporation, MCI Communications Corporation, NYNEX Corporation and Prudential Insurance Company of America.

On 21 May 1998, Computer Horizons announced its decision to sell its 50 per cent. share in Birla Horizons International, an Indian joint venture, to its other shareholder for $5.75 million.

For the year ended 31 December 1997, Computer Horizons generated income before taxes of $40.2 million (pound sterling24.6 million at the Illustrative Exchange
Rate) on revenues of $334.7 million (pound sterling205.1 million at the Illustrative Exchange Rate). As at 31 December 1997 Computer Horizons had total stockholders' equity (shareholders' funds) of $182.5 million (pound sterling111.8 million at the Illustrative Exchange Rate).

The Board of Computer Horizons believes that Computer Horizons will benefit from the IT industry's future growth pattern and is optimistic about its prospects for the future.

Computer Horizons Common Stock is traded on NASDAQ under the symbol "CHRZ" and Computer Horizons had a market capitalisation of approximately $1,015 million (pound sterling 622 million at the Illustrative Exchange Rate) as of 21 May 1998, the day before this announcement, based on the closing Computer Horizons Common Stock price on NASDAQ of $35.0625 on such date.


8.       INFORMATION REGARDING SPARGO

Spargo has built itself into one of the leading information technology consultancy service providers in the UK offering a range of services in software applications which encompass design, build, maintenance and enhancement to a largely blue chip client base in the UK.

Spargo's target customer base is large computer users comprising major blue chip companies, financial institutions and leading consulting companies based in the UK, the US and Western Europe. Spargo's clients include Lloyds TSB Plc, Xerox Limited, J.P. Morgan, J.H. Marsh & McLellan Limited and Ladbroke Racing Limited.

For the year ended 31 December 1997, Spargo's turnover was pound sterling9.5 million and reported profit before tax was pound sterling1.7 million. At that date the Spargo Group's net assets were pound sterling1.7 million.


9.       REASONS FOR THE OFFER

Computer Horizons is making the Offer because it is consistent with Computer Horizons' policy of growth through both internal development and strategic acquisitions of complementary businesses. Computer Horizons believes that a combination with Spargo will complement Computer Horizons' existing strength in the US market and in the UK will permit it to service its existing customers sooner than by relying on internal growth alone. Furthermore, Computer Horizons believes that there is a significant potential enhancement of the strategic and market position of the combined companies beyond that achievable by Computer Horizons alone.


10.      EMPLOYEES

The existing employment rights, including pension rights, of all of the employees of the Spargo Group will be fully safeguarded.


11.      OFFER DOCUMENT

Broadview Associates, the financial adviser to Computer Horizons, will despatch the formal Offer Document, containing the full terms and conditions of the Offer, to Spargo Shareholders provided that the Registration Statement becomes effective. The making of the Offer and the posting of the Offer Document are conditional on the

Registration Statement becoming effective. Computer Horizons will announce, through the London Stock Exchange, on the day on which the Registration Statement has become effective that this event has occurred.

The Offer will not be made, directly or indirectly, in or into the United States, Canada, Australia or Japan. Copies of this announcement are not being, and must not be, made available or distributed in or into the United States, Canada, Australia or Japan.


12.      GENERAL

The Directors of Computer Horizons accept responsibility for the information contained in this announcement other than information relating to the Spargo Group and the Directors of Spargo. To the best of the knowledge and belief of the Directors of Computer Horizons (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Directors of Spargo accept responsibility for the information contained in this announcement relating to the Spargo Group and the Directors of Spargo. To the best of the knowledge and belief of the Directors of Spargo (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Broadview Associates, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Computer Horizons and no-one else in connection with the Offer and will not be responsible to anyone other than Computer Horizons for providing the protections afforded to customers of Broadview Associates or for giving advice in relation to the Offer or any other matter referred to herein.

Peel Hunt, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Spargo and no-one else in connection with the Offer and will not be responsible to anyone other than Spargo for providing the protections afforded to customers of Peel Hunt or for giving advice in relation to the Offer or any other matter referred to herein.

                                   APPENDIX I

CONDITIONS AND PRINCIPAL FURTHER TERMS OF THE OFFER

The Offer will comply with English Law and the City Code.

PRE-CONDITION TO THE OFFER

The making of the Offer, and the posting of the Offer Document, are conditional on the Registration Statement relating to the New Computer Horizons Common Stock becoming effective.

CONDITIONS OF THE OFFER

The Offer will be subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. on the First Closing Date of the Offer (or such later time(s) and/or date(s) as Computer Horizons may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as Computer Horizons may decide) of the Spargo Shares to which the Offer relates, provided that this condition will not be satisfied unless Computer Horizons and/or its wholly-owned subsidiaries shall have acquired or agreed to acquire (pursuant to the Offer or otherwise) Spargo Shares carrying in aggregate more than 50 per cent. of the voting rights then exercisable at a general meeting of Spargo. For the purposes of this condition, Spargo Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon their being entered in the register of members of Spargo;

(b) the approval for listing on NASDAQ, subject to official notice of issuance, of the New Computer Horizons Common Stock;

(c) Computer Horizons having received a letter from Grant Thornton, dated as of the date on which the Offer otherwise becomes or is declared unconditional in all respects (with Grant Thornton having received a supporting letter from KPMG Audit Plc, Spargo's auditors), confirming Grant Thornton's earlier letter to Computer Horizons that Grant Thornton concurs with Computer Horizons management's conclusion that the acquisition of Spargo may be accounted for as a pooling of interests under US GAAP;

(d) the Board of the Inland Revenue having given clearance under section 138 of the Taxation of Chargeable Gains Acts 1992 in relation to transfers of Spargo Shares under the Offer;

(e) the Registration Statement, and any post-effective amendments thereto, having become effective under the Securities Act and no stop order suspending the effectiveness of such Registration Statement or any part thereof having been issued and no proceeding for that purpose having been initiated or threatened by the SEC;

(f) no Third Party having instituted, implemented or threatened, or having decided to institute, implement or threaten, any action, proceeding, suit, investigation, inquiry or reference or having made, proposed or enacted or required any action to be taken or information to be provided, and there not continuing to be outstanding any statute, regulation, order or decision, which would or might reasonably be expected to:

       (i) make the Offer or the acquisition by Computer Horizons of any or all Spargo Shares, or control of Spargo by Computer Horizons, void, illegal or unenforceable, or otherwise, directly or indirectly, restrict, prohibit, materially delay or otherwise interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise materially challenge, the Offer or the acquisition of any or all Spargo Shares or control of Spargo by Computer Horizons;

       (ii) require or prevent the divestiture by the Wider Computer Horizons Group or by the Wider Spargo Group of all or any material portion of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct their respective businesses or to own their respective assets or property or any part of them;

       (iii) impose any limitation on the ability of any member of the Wider Computer Horizons Group to acquire, directly or indirectly, or to hold or exercise effectively all or any rights of ownership of Spargo Shares or on the ability of Spargo or any member of the Wider Spargo Group or Computer Horizons to hold or exercise effectively any rights of ownership of shares in any member of the Wider Spargo Group held or owned by it;

       (iv) result in a delay in the ability of any member of the Wider Computer Horizons Group, or render any member of the Wider Computer Horizons Group unable, to acquire some or all of the Spargo Shares;

       (v) save pursuant to the Offer or Part XIIIA of the Companies Act 1985, require any member of the Wider Computer Horizons Group or of the Wider Spargo Group to offer to acquire any shares in any member of the Wider Spargo Group owned by any third party; or

       (vi) otherwise materially and adversely affect the business, profits or prospects of any member of the Wider Spargo Group,

       and all applicable waiting periods during which any Third Party could institute, implement or threaten any such action, proceeding, suit, investigation, inquiry or reference under the laws of any jurisdiction having expired, lapsed or been terminated;

(g) all necessary filings having been made and all appropriate waiting periods under any applicable legislation and regulations in any jurisdiction having expired, lapsed or been terminated and no notice of any intention to revoke any of the same having been received, in each case as may be necessary in connection with the Offer or the acquisition by any member of the Wider Computer Horizons Group of any shares in, or control of, Spargo and all authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals necessary or appropriate for or in respect of the Offer or the proposed acquisition of Spargo by any member of the Wider Computer Horizons Group having been obtained in terms and in a form reasonably satisfactory to Computer Horizons from all appropriate Third Parties and all such authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals remaining in full force and effect at the time the Offer becomes or is declared otherwise unconditional and there being no intimation of any intention to revoke or amend or not to renew the same in connection with the Offer under the laws or regulations of any jurisdiction and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(h) except as Computer Horizons and Spargo have agreed in writing has been disclosed to Computer Horizons prior to 22 May 1998, there being no provision of any arrangement, agreement or other instrument to which any member of the Wider Spargo Group or any partnership or company in which any member of the Wider Spargo Group is interested (an "associate") is a party or by or to which any member or associate or any of their respective assets may be bound or be subject which could, in consequence of the Offer or the proposed acquisition of Spargo Shares by Computer Horizons, result in:

       (i) any moneys borrowed by or any other indebtedness, actual or contingent, of any such member or associate becoming repayable or capable of being declared repayable immediately or prior to the stated repayment date in such arrangement, agreement or instrument or the ability of such member or associate to incur any indebtedness being withdrawn or inhibited;

       (ii) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or associate or any such security (whenever arising or having arisen) becoming enforceable;

       (iii) any such arrangement, agreement or instrument being terminated or adversely modified or any action of an adverse nature being taken or onerous obligation arising thereunder;

       (iv) any assets or interests of any such member or associate being or falling to be disposed of or charged, or any right arising under which any such asset or interest could be required to be disposed of or charged, otherwise than in the ordinary course of business;

       (v) the respective financial or trading position, profits or prospects of any such member or associate being prejudiced or adversely affected;

       (vi) the interests or business of any such member or associate in or with any other person, firm or company (or any arrangements relating to such interests or business) being adversely affected; or

       (vii) any such member or associate ceasing to be able to carry on business under any name under which it presently does so,

       and in any such case the result will be adverse to and material in the context of the Wider Spargo Group taken as a whole;

(i) except as disclosed in the Annual Report and Accounts of Spargo for the year ended 31 December 1997 or as publicly announced to the LSE prior to 22 May 1998 or as Computer Horizons and Spargo have agreed in writing has been disclosed to Computer Horizons prior to 22 May 1998, no member of the Spargo Group having since 31 December 1997:

       (i) (save for transactions solely with wholly-owned subsidiaries of Spargo) issued or agreed to or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities save for options granted, and the issue of shares pursuant to the exercise of options granted, on or before 21 May 1998 under the Spargo Share Option Scheme;

       (ii) save for the final dividend of 3.75p in respect of the period to 31 December 1997 paid on 1 May 1998, declared, paid or made or proposed to declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise other than to Spargo or wholly owned subsidiaries of Spargo;

       (iii) authorised, proposed or announced an intention to authorise or propose any merger or acquisition, demerger, disposal or transfer of assets (other than in the ordinary course of trading);

       (iv) authorised, proposed or announced its intention to authorise or propose any change to its share or loan capital (save for any Spargo Shares allotted upon the exercise of options granted on or before 21 May 1998 under the Spargo Share Option Scheme);

       (v) disposed of or transferred, mortgaged or encumbered any assets or any right, title or interest in any asset (save in the ordinary course of trading) which in any such case is adverse to and material in the context of the Spargo Group taken as a whole;

       (vi) issued or proposed the issue of any debentures or (save in the ordinary course of business) incurred any indebtedness or contingent liability which in any such case is adverse to and material in the context of the Spargo Group taken as a whole;

       (vii) entered into any arrangement, agreement, transaction or commitment (whether in respect of capital expenditure, trading obligations or otherwise) which is of a loss making, long term, onerous or unusual nature or which involves or could involve an obligation of such a nature or magnitude which in any such case is adverse to and material in the context of the Spargo Group taken as a whole;

       (viii) entered into or varied the terms of any service agreement or agreement for services with any director of Spargo;

       (ix) purchased any of its own shares or other securities convertible into or exchangeable for its own shares;

       (x)    proposed any voluntary winding-up;

       (xi) waived or compromised any claim which is adverse to and material in the context of the Spargo Group taken as a whole;

       (xii) terminated or varied the terms of any agreement or arrangement between any member of the Wider Spargo Group and any other person in a manner which would or might be expected to have a material adverse effect on the position or prospects of the Spargo Group;

       (xiii) entered into any arrangement, agreement or commitment or passed any resolution with respect to any of the transactions, matters or events referred to in this paragraph (i); or

       (xiv) proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of, any person employed by the Spargo Group which, taken as a whole, are adverse to and material in the context of the Spargo Group taken as a whole.

(j) except as disclosed in the Annual Report and Accounts of Spargo for the year ended 31 December 1997 or as publicly announced to the LSE prior to 22 May 1998 or as Computer Horizons and Spargo have agreed in writing has been disclosed to Computer Horizons prior to 22 May 1998, since 31 December 1997 and prior to the date on which the Offer becomes or is declared otherwise unconditional:

       (i) there having been no adverse change in the business, financial or trading position or profits or prospects of any member of the Wider Spargo Group; and

       (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, intimated or instituted by or remaining outstanding against any member of the Wider Spargo Group (whether as plaintiff or defendant or otherwise); and

       (iii) no claim being made, and no circumstance having arisen which might lead to a claim being made, under the insurance of any member of the Wider Spargo Group which would or might reasonably be expected to have an effect on the Wider Spargo Group; and

       (iv) no contingent liability having arisen or become apparent which might be likely in either case to have an adverse effect on any member of the Wider Spargo Group,

       which in any such case or in the aggregate is adverse to and material in the context of the Spargo Group taken as a whole; and

(k) except as Computer Horizons and Spargo have agreed in writing has been disclosed to Computer Horizons prior to 22 May 1998, Computer Horizons not having discovered that the financial, business or other information publicly disclosed at any time by or on behalf of any member of the Wider Spargo Group contains a misrepresentation of material fact or omits to state a material fact necessary to make the information contained therein not materially misleading.

Computer Horizons reserves the right (but shall be under no obligation) to waive all or any of conditions (f) to (k) both inclusive, in whole or in part. In order for the Offer not to lapse, conditions (f) to (k) both inclusive must be satisfied as at, or waived on or before midnight on, the 21st day after the later of the First Closing Date of the Offer and the date on which condition (a) is satisfied (or in each case such later date as the Panel may agree). Computer Horizons shall be under no obligation to waive or treat as satisfied any of conditions (f) to (k) both inclusive by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that the relevant condition may not be capable of satisfaction.

If Computer Horizons is required by the Panel to make an offer or offers for Spargo Shares under the provisions of Rule 9 of the City Code, Computer Horizons may make such alterations to the terms and conditions of the Offer, including condition (a) above, as are necessary to comply with the provisions of that Rule.

The Spargo Shares which are the subject of the Offer will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto, including the right to receive all dividends and other distributions declared, paid or made hereafter.

The New Computer Horizons Common Stock will be issued credited as fully paid and will rank pari passu in all respects with the existing Computer Horizons Common Stock, including the right to any dividend and other distribution declared, paid or made hereafter. The New Computer Horizons Common Stock will be issued free from all liens, equities, charges, encumbrances and other interests.

                                   APPENDIX II

                                   DEFINITIONS

In this announcement the following definitions apply, unless the context requires otherwise:

"Affiliate"                             when used in relation to a specified
                                        person, a person that directly or
                                        indirectly through one or more
                                        intermediaries, controls or is
                                        controlled by, or is under common
                                        control with, such specified person

"Affiliate Agreement"                   agreements between Computer Horizons and
                                        persons deemed by Computer Horizons to
                                        be Affiliates, inter alia, restricting
                                        the ability of the Affiliates to deal in Spargo Shares or Computer Horizons
                                        Common Stock

"Australia"                             the Commonwealth of Australia and its
                                        dependent territories

"Board" or "Directors" or
"Board of Directors"                    the board of directors, of Computer
                                        Horizons or Spargo, as the case may be

"Broadview Associates"                  BVA Associates Limited

"Canada" Canada, its possessions and territories and all areas subject to its jurisdiction or any political sub-division thereof

"City Code"                             The City Code on Takeovers and Mergers
                                        of the United Kingdom

"Computer Horizons"                     Computer Horizons Corp.

"Computer Horizons
Common Stock"                           $0.10 par value common stock of Computer
                                        Horizons

"Computer Horizons Group"               Computer Horizons and its affiliates

"dollars" or "$"                        US dollars

"Enlarged Computer Horizons Group"      the Computer Horizons Group following
                                        the acquisition of Spargo pursuant to
                                        the Offer

"First Closing Date of the Offer"       the date which is 21 days after the
                                        Offer is made

"Grant Thornton"                        Grant Thornton LLP

"Illustrative Exchange Rate"            pound sterling1:$1.6318, being the
                                        mid-point of the closing spread of the
                                        dollar to sterling spot rate, as shown
                                        in the Financial Times (UK edition) on
                                        21 May 1998, the latest practicable date prior to this announcement

"Japan"                                 Japan, its cities, prefectures,
                                        territories and possessions

"LSE"                                   London Stock Exchange Limited

"NASDAQ"                                the National Market System operated by
                                        NASDAQ Inc.

"New Computer Horizons
Common Stock"                           Computer Horizons Common Stock to be
                                        issued pursuant to the Offer

"Offer" the recommended offer to be made by Broadview Associates on behalf of Computer Horizons to acquire all the Spargo Shares on the terms and subject to the conditions set out in this announcement and in Appendix I to this announcement and to be contained in the Offer Document, including, where the context so requires, any subsequent revision, variation, extension or renewal thereof

"Offer Document"                        the formal document (including the
                                        Appendices thereto) by which the Offer
                                        will be made

"Panel"                                 the Panel on Takeovers and Mergers of
                                        the United Kingdom

"Peel Hunt"                             Peel, Hunt & Company Limited

"pounds", "pounds sterling",
"sterling" or "pound sterling"          UK pounds sterling

"Registration Statement"                the Registration Statement on Form S-4
                                        relating to the Offer to be filed by
                                        Computer Horizons with the SEC under
                                        the Securities Act

"SEC"                                   United States Securities and Exchange
                                        Commission

"Securities Act"                        US Securities Act of 1933, as amended,
                                        and the rules and regulations thereunder

"SEDOL"                                 the London Stock Exchange Daily Official
                                        List

"Settlement Exchange Rate"              the mid-point of the closing spread of
                                        the dollar to sterling spot rate, as
                                        shown in the Financial Times (UK
                                        edition), as of the date on which the
                                        Offer becomes or is declared
                                        unconditional in all respects

"Spargo"                                Spargo Consulting PLC

"Spargo Group"                          Spargo and its subsidiaries

"Spargo Shares"                         existing issued and fully paid ordinary
                                        shares of 1p each in Spargo and any
                                        further such shares which are
                                        unconditionally allotted or issued
                                        before the date on which the Offer
                                        closes (or such earlier date as Computer
                                        Horizons may, subject to the City Code,
                                        determine)

"Spargo Shares to
which the Offer relates"                the aggregate of (a) the Spargo Shares
                                        which have been unconditionally
                                        allotted or issued on the date on which
                                        the Offer is made and (b) Spargo Shares
                                        unconditionally allotted or issued
                                        after the date of the Offer but on or
                                        before the date on which the Offer
                                        closes (or such earlier date as
                                        Computer Horizons may, subject to the
                                        City Code, decide) but excluding Spargo
                                        Shares which at the date of the Offer
                                        are held by Computer Horizons and/or
                                        its associates (within the meaning of
                                        section 430E. of the Companies Act
                                        1985) or which, at such date, Computer
                                        Horizons and/or its associates have
                                        (otherwise than under such a contract
                                        as is described in section 428(5) of
                                        the Companies Act 1985) contracted to
                                        acquire

"Spargo Shareholders"                   holders of Spargo Shares

"Spargo Share Option
Scheme"                                 Spargo Executive Share Option Scheme
                                        1994

"Third Party"                           a government or governmental,
                                        quasi-governmental, supranational,
                                        statutory, regulatory or investigative
                                        body, trade agency, professional
                                        association, institution, court or any
                                        other similar person or body whatsoever
                                        in any jurisdiction

"United Kingdom" or "UK"                United Kingdom of Great Britain and
                                        Northern Ireland

"United States" or "US"                 United States of America, its
                                        territories and possessions, any State
                                        of the United States and the District of Columbia and all other areas subject to its jurisdiction

"US GAAP"                               US generally accepted accounting
                                        principles

"Wider Computer
Horizons Group"                         Computer Horizons, its subsidiaries and
                                        any companies in which Computer
                                        Horizons or any of its subsidiaries has
                                        a direct or indirect interest of 20 per
                                        cent. or more of the voting capital

"Wider Spargo Group"                    Spargo and its subsidiaries and any
                                        companies in which Spargo or any of its
                                        subsidiaries has a direct or indirect
                                        interest of 20 per cent. or more of the
                                        voting capital